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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS


          We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 (No. 333-47243) (Form S-3) and related Prospectus of Advanced Micro Devices, Inc. for the registration of up to $1,000,000,000 in the aggregate of either debt securities, preferred stock, common stock, equity warrants or debt warrants, or any combination thereof, and to the incorporation by reference therein of our report dated January 9, 1998, with respect to the consolidated financial statements and schedule of Advanced Micro Devices, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 28, 1997, filed with the Securities and Exchange Commission.



                                                /s/ ERNST & YOUNG LLP
San Jose, California
April 16, 1998